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EXHIBIT 10.25

DEVELOPMENT, PRODUCTION

AND

MARKETING SERVICES AGREEMENT

        THIS AGREEMENT (the "Agreement") is made and entered into by Tissue Banks International, Inc. ("TBI"), a Maryland non-profit corporation, and NuVasive Inc. ("NuVasive"), a Delaware corporation as of the 30th day of December, 1999, to be effective as of October 15, 1999 (the "Effective Date").

RECITALS

        WHEREAS, TBI procures, processes and distributes certain human tissues for transplantation;

        WHEREAS, NuVasive and TBI desire to develop proprietary tissue processing methods and to process certain allograft materials for use in minimally invasive spinal surgery procedures;

        WHEREAS, TBI and NuVasive, in recognition of the need for and benefits that result from the availability of tissues for transplantation, desire to cooperate with each other in the provision, processing and distribution of such tissue;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

        1.    Term.    This Agreement shall become effective as of October 15th, 1999 ("Effective Date") and shall remain in effect for a period (the "Initial Term") that includes a development period ("Development Period") and a five year commercialization period ("Commercialization Period") (as further defined in Section 3(b)). Following the expiration of the Initial Term, this Agreement shall be subject to automatic successive renewal terms of one year each, unless either of the parties provides the other party with written notice, at least three months prior to the expiration of the Initial Term or any successive term, of its intent to modify the terms of, or terminate, this Agreement.

        2.    Definitions.    Unless otherwise stated in this Agreement:

          a.     "Donor" means a Tissue donor; and

          b.     "Material" means blocks made from allograft materials pursuant to specifications determined by NuVasive and mutually agreed upon by NuVasive and TBI for the maintenance of intervertebral space, which can be inserted using NuVasive's proprietary cannulas.

          c.     References to TBI in this Agreement shall also include all TBI-owned and affiliated network locations including TBI's primary processing center in San Rafael, CA.

          d.     "Tissue" means human musculoskeletal tissue including bone and connective tissue;

        3.    Development Period, Commercialization Period.    (a) The Development Period will commence with the Effective Date. During this period NuVasive will work with TBI personnel to determine a mutually acceptable and commercially and economically viable method of processing and packaging Material, including planning for and completing the build-out of processing space at TBI in San Rafael, the acquisition of processing tools and machinery, producing test quantities of the Material and developing and documenting the procedures to be used during the Commercialization Period (the "Development Project"). NuVasive will pay for TBI's Development Project costs as set forth in a mutually approved budget. The initial budget shall be prepared by the Steering Committee established pursuant to Section 12 hereof on or before March 1, 2000. The initial budget may be revised, from time to time, at the request of either party, with the approval of the Steering Committee. Budgeted costs incurred by TBI will be billed to NuVasive as incurred on a monthly basis and will be payable upon receipt of invoice. All tenant improvements and fixtures installed at TBI's facility in San Rafael shall become the property of TBI upon installation. All equipment, tools, instruments and machinery ("Equipment") purchased for the Development Project and paid for by NuVasive and used by TBI at TBI's San Rafael facility shall become the property of TBI upon delivery. NuVasive hereby further grants to TBI the option, at any time, to acquire any such Equipment which is acquired by lease or finance-lease for an amount equal to the amount payable by NuVasive under said lease. TBI understands that NuVasive has arranged a sale/leaseback facility with Comdisco and will cooperate with NuVasive in providing necessary documentation of expenditures and labeling of assets, if required by Comdisco, to permit NuVasive to avail itself of this means of financing the Development Project expenditures. NuVasive may abandon the Development Project at any time by giving TBI thirty (30) days advance written notice, provided that NuVasive has paid all costs incurred for which NuVasive has responsibility pursuant to the most recent budget.

        (b)   The Commercialization Period will begin with the processing of the first Material intended for commercial distribution.

        4.    Recovery.    TBI shall procure Tissue in compliance with the American Association of Tissue Banks ("AATB") standards and regulations set forth by the United States Food and Drug Administration ("FDA") and/or applicable state or federal laws or regulations.

        5.    TBI Processing, NuVasive Forecasts.    During the Commercialization Period, TBI will process Tissue into Material; provided, however, that the specifications for the Material do not conflict with federal or state laws or regulations or AATB standards applicable to human tissue. During the Commercialization Period, TBI shall use commercially reasonable efforts to maintain at all times a minimum number of Units of Material in stock equal to the amount forecast by NuVasive to be needed by surgeons in the coming three months, which minimum number may be limited by donor availability, TBI capacity and mutually agreed upon upper limits for Tissue processing by TBI. During the Commercialization Period, NuVasive shall provide rolling twelve-month forecasts every three months of the amount of Material anticipated to be shipped to customers. TBI shall perform processing on tissue procured by TBI and shall have the right to secure additional Donor tissue from other AATB accredited tissue banks. TBI processing may include donor screening, physical handling, cutting, sizing, grinding, sterilization, quality control and packaging. Processing of Tissue for NuVasive shall not prevent TBI's processing of Tissue for its own distribution. TBI shall, however, utilize the processing facility and Equipment financed by NuVasive and constructed during the Development Period at its San Rafael location on a first priority basis for the processing of Material sufficient to maintain the minimum supply set forth in forecasts prepared by NuVasive during the Commercialization Period.

        6.    Distribution.    TBI shall be responsible for the distribution of all Material processed pursuant to this Agreement directly to customers. All Material processed by TBI during the Commercialization Period shall be maintained in TBI distribution facilities for direct shipment by TBI to customers.

        7.    Mutual Covenants.    During the Initial Term and any subsequent Term hereof, TBI shall supply Material only for use in NuVasive's minimally-invasive spinal surgery systems. During the Initial Term and any subsequent Term hereof, TBI shall not supply processed Tissue substantially similar to the Material in intended use to any third party for use in any minimally invasive surgical system substantially similar to the NuVasive proprietary system. Provided that TBI supplies all of NuVasive's requirements for Material as forecast pursuant to Section 5 hereof, NuVasive shall not advocate or endorse for use with NuVasive's minimally-invasive spinal surgery systems Material from any other party. In the event TBI is not permitted to, or elects not to, furnish Material in any state within the United States, NuVasive may arrange to procure necessary supplies of Material from another tissue bank within such state or states. The foregoing provisions shall not prevent TBI from processing and distributing its own processed Tissue allografts, including those of the type currently processed by TBI, and any future similar allografts, whether or not similar to the Material, which are not designed and processed by TBI for use in a minimally invasive surgical system substantially similar to the NuVasive proprietary system.

        8.    Promotion, Marketing, Billing and Compensation.

          (a)   The parties will cooperate in the development of, and have the right to approve, each other's marketing brochures and methods relating to the distribution and marketing of the Materials, which approval right shall not be unreasonably withheld. Promotion and marketing includes advertising and other medical promotion and the use of medical representatives.

          (b)   NuVasive is primarily responsible for the promotion and marketing of the Material, and physician education and training. TBI shall maintain the right to market and distribute processed Tissue, including Material, directly (co-market) in geographic areas where TBI has in place as of the date of this Agreement a Tissue recovery and distribution program provided that such marketing and distribution shall not hinder NuVasive's marketing or distribution programs or in any way reduce NuVasive's marketing and distribution fees resulting from medical use of the Material so distributed.

          (c)   NuVasive shall be responsible for customer invoicing, and related accounts receivable and collection functions for Material orders taken or received by NuVasive. TBI shall be responsible for such functions when it co-markets the Materials. NuVasive shall bill and collect for Materials ordered through NuVasive in TBI's name and shall deposit all funds collected from such orders directly in a TBI account specified by TBI. TBI shall deliver to NuVasive all amounts due pursuant to subsection (d) below in consideration of NuVasive's services performed hereunder, and shall retain for itself all remaining funds as compensation for its services provided hereunder. The parties agree to cooperate with each other and to take all actions necessary or appropriate to carry out their obligations hereunder.

          (d)   In consideration of NuVasive's services performed here under, TBI shall pay to NuVasive, solely from the amounts collected from orders for Material: (1) Third Party Fees (as defined below) that NuVasive is contracted to pay, for which amounts NuVasive shall invoice TBI monthly, and (2)     *** percent (***%) of the revenues collected by both TBI and NuVasive after first deducting therefrom applicable Third Party Fees. For purposes of this Agreement, Third Party Fees means such fees as NuVasive and/or TBI has contracted to pay unrelated third parties to provide distribution and promotional services in connection with the Material, which such fees in the aggregate shall not exceed *** percent (***%) of the total revenues collected by TBI and NuVasive hereunder. Third Party Fees shall not be payable hereunder until the revenues attributable to the Material to which the Third Party Fees relate have been collected. On or before the fifth day of each month TBI will make such payment to NuVasive from the revenues collected by the Parties during the immediately preceding month.

***
Material has been omitted pursuant to a request for confidential treatment.

        9.    Foundation Contribution.    NuVasive shall contribute one dollar ($1) for every Unit of Material distributed by NuVasive from TBI provided allograft to the Frederick N. Griffith Foundation. The commitment to provide this contribution is made in support of the Foundation's promotion of tissue banking and in recognition of the unique circumstances related to providing human allograft: a gift of human tissue. Contributions to the Frederick N. Griffith Foundation shall be made quarterly by NuVasive.

        10.    Compliance with Laws.    It is explicitly understood by both parties that the buying and selling of human tissue is prohibited by federal and state law and any fees associated with the provision of human tissue are related to the cost of recovery, processing, distribution and related operating costs of providing human tissue for implantation.

        11.    Intellectual Property.

          (a)   (i) All inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas or trade secrets, whether or not patentable or registrable under copyright or similar laws conceived, made or discovered by either party, solely or in collaboration with others while working on this commercial effort, during the term of this Agreement, which relate in any manner to the acquisition or processing of Tissue ("TBI Agreement IP"), are the sole property of TBI. NuVasive agrees to assign (or cause to be assigned) and does hereby assign fully to TBI all such TBI Agreement IP and any copyrights, patents or other intellectual property rights relating thereto. TBI may, in its sole discretion, obtain patent or other intellectual property protection for the TBI Agreement IP.

          (ii)   NuVasive agrees to assist TBI, or its designee, at TBI's expense, in every proper way to secure TBI's rights in the TBI Agreement IP and any copyrights, patents or other intellectual property rights relating thereto in any and all countries, including the disclosure to TBI of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which TBI shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to TBI, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such TBI Agreement IP, and any copyrights, patents or other intellectual property rights relating thereto. NuVasive further agrees that, notwithstanding anything to the contrary, NuVasive's obligation to execute or cause to be executed, when it is in NuVasive's power to do so, any such instrument or papers shall continue after the termination of this Agreement. NuVasive hereby irrevocably designates and appoints TBI and its duly authorized officers and agents as NuVasive's agents and attorneys-in-fact to act for and on NuVasive's behalf and instead of NuVasive, to execute and file any documents and to do all other lawfully permitted acts to apply for or to pursue any of TBI's rights in the TBI Agreement IP assigned to TBI above and any copyrights, patents, or other intellectual property rights relating thereto, with the same legal force and effect as if executed by NuVasive.

          (iii)  TBI shall grant NuVasive a non-exclusive royalty-free, non-transferable, non-sublicensable, worldwide license to use the TBI Agreement IP in the course of its business of designing, using or otherwise applying the Materials. NuVasive agrees that if NuVasive incorporates into any TBI Agreement IP any invention, improvement, development, concept, discovery or other proprietary information owned by NuVasive or in which NuVasive has an interest related to the specific processing of the Materials, TBI is hereby granted and shall have a non-exclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as party of or in connection with such TBI Agreement IP.

          (b)   (i) Except for TBI Agreement IP, all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas or trade secrets, whether or not patentable or registrable under copyright or similar laws conceived, made or discovered by either party, solely or in collaboration with others while working on this commercial effort, during the term of this Agreement, which relate in any manner to the subject matter hereof ("NuVasive Agreement IP"), are the sole property of NuVasive. TBI agrees to assign (or cause to be assigned) and does hereby assign fully to NuVasive all such NuVasive Agreement IP and any copyrights, patents or other intellectual property rights relating thereto. NuVasive may, in its sole discretion, obtain patent or other intellectual property protection for the NuVasive Agreement IP.

          (ii)   TBI agrees to assist NuVasive, or its designee, at NuVasive's expense, in every proper way to secure NuVasive's rights in the NuVasive Agreement IP and any copyrights, patents or other intellectual property rights relating thereto in any and all countries, including the disclosure to

  NuVasive of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which NuVasive shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to NuVasive, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such NuVasive Agreement IP, and any copyrights, patents or other intellectual property rights relating thereto. TBI further agrees that, notwithstanding anything to the contrary, TBI's obligation to execute or cause to be executed, when it is in TBI's power to do so, any such instrument or papers shall continue after the termination of this Agreement. TBI hereby irrevocably designates and appoints NuVasive and its duly authorized officers and agents as TBI's agents and attorneys-in-fact to act for and on TBI's behalf and instead of TBI, to execute and file any documents and to do all other lawfully permitted acts to apply for or to pursue any of NuVasive's rights in the NuVasive Agreement IP assigned to NuVasive above and any copyrights, patents, or other intellectual property rights relating thereto, with the same legal force and effect as if executed by TBI.

          (iii)  NuVasive shall grant TBI a non exclusive royalty-free, non-transferable, non-sublicensable, worldwide license to use the NuVasive Agreement IP in the course of its business in the distribution, processing or packaging of other materials not similar in purpose to the Materials. TBI agrees that if TBI incorporates into any NuVasive Agreement IP any invention, improvement, development, concept, discovery or other proprietary information owned by TBI or in which TBI has an interest related to the specific processing of the Materials, NuVasive is hereby granted and shall have a non-exclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as party of or in connection with such NuVasive Agreement IP.

        12.    Quality Assurance.

          (a)   TBI and NuVasive shall agree upon, implement and maintain a quality control program relating to the processing, storage and distribution of the Materials.

          (b)   Each party shall permit the other access to their respective facilities and staff for the purpose of quality assurance. Any such inspections shall: (i) be performed upon reasonable notice during normal business hours; (ii) identify the staff that will perform such inspection; (iii) maintain as confidential any information or observation made as part of such inspection; (iv) conduct themselves in an appropriate manner; (v) not unnecessarily interfere with operations; and (v) as applicable, provide a written report to the other party of the inspection.

          (c)   NuVasive shall provide TBI with copies of applicable procedures and specifications. NuVasive will provide training as appropriate. TBI shall provide Materials to NuVasive that meet NuVasive's specifications, subject to Section 4, above. Each of NuVasive and TBI shall provide copies of applicable documentation to the other party as it relates to Materials provided to NuVasive from TBI including donor information, donor testing results, tissue production records, tissue release records, audit reports, FDA inspection reports, AATB inspection reports and shipping records.

          (d)   As appropriate, each party will inform the other of complaints and suspected adverse reactions or outcomes in a timely manner and agree to coordinate the evaluation of such events.

          (e)   NuVasive and TBI will be responsible for Materials and applicable Tissue tracing and TBI will provide NuVasive with a copy of all returned tracing cards for any Donor.

        13.    Steering Committee, Emergency Meetings.    There will be appointed a steering committee comprised of Two representatives from each party that will meet regularly to discuss matters of mutual concern. Pricing of the Materials will be reviewed at least annually by such steering committee prior to the parties' budget cycles. Either party to this Agreement may call an emergency meeting of the parties at any time. Such meetings may be called to discuss changes in pricing and the allocation of proceeds between the parties pursuant to Exhibit A as a result of unanticipated and significant changes in any of the parties' costs relating to the Materials or market price pressures and competitive issues.

        14.    Insurance and Indemnification.    Both parties understand and acknowledge that TBI shall not maintain any insurance for the benefit of NuVasive and NuVasive shall not maintain any insurance for the benefit of TBI; accordingly, each party must maintain its own insurance for all risks related to each party's activities.

          (a)   Each party hereto ("Indemnitor") agrees to defend, indemnify, and hold harmless, the other party (the "Indemnitee") and its officers, directors, and employees, from any claims, demands or legal proceedings (including without limitation the costs, expenses, and reasonable attorney's fees incurred in connection with the defense of any such matter) which may be made or brought against the Indemnitee by any third party by reason of or arising out of the Indemnitor's breach of the duties and obligations required by this Agreement to be performed by it or the Indemnitor's gross negligence, or willful misconduct.

          (b)   Commencing not later than the first date of implantation of Material into a living human, each party shall maintain a separate policy or policies of insurance in amounts customary in the industry for businesses engaged in similar activities for insuring against liability which may be imposed arising out of its acts or omissions to include: i) comprehensive general liability providing coverage for personal injury, bodily injury, property damage and product liability; and ii) professional liability.

        15.    Governing Law.    This Agreement shall be governed by and construed in a accordance with the laws in the State of California.

        16.    Public Disclosure.    Neither TBI nor NuVasive shall make any public release of information regarding the matters contemplated herein except, that joint press releases in agreed form may be issued by TBI and NuVasive and that TBI and NuVasive may each continue such communications with employees, customers, suppliers, lenders, lessors and other particular groups as may be legally required, necessary or appropriate and not inconsistent with the best interests of the other party without disclosing the details of the Agreement, and as required by law.

        17.    Termination.    Either party may terminate the Agreement upon material breach of the Agreement by the other party upon ninety (90) days prior written notice, unless the breaching party has cured the applicable breach within such period.

        18.    Entire Agreement.    This Agreement and attachments contain the entire understanding of the parties with respect to the matters contained herein. In case one or more amendments, modifications or alterations of this Agreement become necessary, the parties shall negotiate in good faith on such amendments, modifications or alterations. This Agreement may be amended, modified or altered only by an instrument in writing duly executed by both parties.

        19.    Force Majeure.    The parties hereto shall not be liable in any manner for the failure or delay in fulfillment of all or part of this Agreement, directly or indirectly, owing to governmental orders or restrictions, war, war-like conditions, revolution, riot, looting, strike, lockout, fire, flood or other external causes or circumstances beyond the parties' control.

        20.    Confidentiality.    Each party agrees to treat any confidential and proprietary information concerning the other party which is received from the other party in connection with the Development Project and the commercial distribution of the Material, provided that the information is either: (a) disclosed in writing and clearly marked confidential, or (b) disclosed orally and promptly after disclosure confirmed in writing to be confidential ("Confidential Information"). Confidential Information does not include information which: (i) is or becomes generally available to the public other than as a result of a breach of this nondisclosure agreement by the receiving party or its agents; (ii) was within the receiving party's possession prior to its being furnished by or on behalf of the disclosing party; (iii) is or becomes available to the receiving party on a confidential basis from a source other than the disclosing party or its agents; (iv) is disclosed by the disclosing party to a third party without a duty of confidentiality; (v) is independently developed by the receiving party without use of Confidential Information of the disclosing party; or (vi) is disclosed by the receiving party or its agents with the discloser's prior written approval. Each party agrees that it and its agents will use the other party's Confidential Information solely for the purpose of performing its obligations hereunder, and that the disclosing party's Confidential Information will be kept confidential and not disclosed to any person other than agents of the receiving party who require the Confidential Information to assist the receiving party in performing its obligations hereunder. Notwithstanding the foregoing, a party may disclose any Confidential Information of the other party to the extent required by law or legal proceedings, provided that the party releasing the Confidential Information shall use all reasonable efforts to provide advance notice to the other party of the required disclosure.

        22.    Assignability.    Neither party to this Agreement may assign any rights or obligations under this Agreement to any other entity or person without the advance written consent of the other party.

        23.    Severability.    If any one or more of the provisions of this Agreement shall for any reason be held to be illegal or unenforceable, such invalidity or unenforceability shall not affect any other provisions of this Agreement or the validity or enforceability of such provision. The unenforceable provision shall be treated as severable and the remaining provisions shall nevertheless continue in full force and effect, giving maximum effect to the intent of the parties in entering this Agreement.

        24.    Notices.    Any notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing and shall be deemed to have been sufficiently given for all purposes, and effective as of the date of mailing, if mailed by registered or certified mail, postage prepaid, addressed to such other party as its respective address as follows:

If to TBI:	Tissue Bank International 815 Park Avenue Baltimore, Maryland 21201 Attention: Gerald J. Cole
If to NuVasive	NuVasive, Inc. 10065 Old Grove Road, Suite A San Diego, California 92131 Attention: Alex Lukianav

        25.    Attorneys' Fees.    The prevailing party in any legal dispute arising hereunder shall be entitled to payment of its reasonable attorneys' fees and court costs by the other party.

TISSUE BANKS INTERNATIONAL		NUVASIVE, INC.
By:	/s/ GERALD J. COLE 12/30/99 Gerald J. Cole, Executive Vice President	By:	/s/ ALEX LUKIANAV 1/10/00 Alex Lukianov, President and CEO
Attest:	/s/ illegible, Pres/CEO 1/03/00	Attest:	/s/ illegible, Exec. Assist. 1/10/00

FIRST AMENDMENT TO
DEVELOPMENT, PRODUCTION
AND
MARKETING SERVICES AGREEMENT

        This First Amendment to development, Production and Marketing Services Agreement (the "First Amendment") is entered into effective October 1st, 2001, by and between Tissue Banks International, Inc. ("TBI"), a Maryland non-profit corporation, and NuVasive, Inc. ("NuVasive"), a Delaware corporation, and amends that certain Development, Production and Marketing Services Agreement entered into between the parties dated December 30, 1999 (the "Agreement").

        Now, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

  1.
  Sub-Section 8(d) of the Agreement is hereby modified and restated in full as follows:

  i.
  Because the final delivery of Materials in many cases is made by NuVasive in combination with related instrumentation and corresponding to these deliveries, NuVasive will bill customers directly. TBI shall, on a weekly basis, invoice NuVasive for the associated processing fees for Materials which TBI has transferred to TBI's finished inventory ready for distribution to end users (finished inventory).

      The amount that TBI bills to NuVasive for the transfers of Material to finished inventory is based on amounts that NuVasive will bill to final end users of the Material. For Material which is delivered, and Marketed by NuVasive or its representative the value of revenues that are billed the end users shall be apportioned with***% being ultimately retained by NuVasive as reimbursement for their services performed and ***% to TBI as its processing fee. The ***% to TBI will be paid within 30 days from receipt of invoices that TBI provides NuVasive for the transfer of Material to TBI's finished inventory.

***
Material has been omitted pursuant to a request for confidential treatment.

      For materials delivered or transferred to finished inventory prior to August 31, 2001, payment will be made to TBI within 10 days of receipt of invoice except that NuVasive may deduct from such transfers its prior payments to YOH Scientific for personnel used by TBI, with such payments to YOH Scientific substantiated by copies of invoices.

      NuVasive may direct the movement of Materials from TBI's finished inventory to customers or its facilities or other locations, as it deems appropriate. TBI will use best efforts to ship Materials quickly. Shipping will be paid by NuVasive

    (ii)
    For Material co-marketed by TBI that is ordered by third parties directly from TBI, distributed by TBI or its agents and used in surgery without the assistance of NuVasive personnel, TBI will pay NuVasive ***% of the revenue billed for Material an a weekly basis—30 days subsequent to shipment and billing to said customer. Material co-marketed by TBI as described here in section 1 (ii) will not be considered as transferred to finished inventory as per 1(i) above.

  2.
  This First Amendment shall control and govern any provisions of the Agreement that are inconsistent with this First Amendment. All other terms and conditions of the Agreement remain in full force and effect.

  3.
  This First Amendment is subject review and possible modification effective January 1, 2002.

        IN WITNESS WHEREOF, the parties have executed this First Amendment affective the date set forth above.

TISSUE BANKS INTERNATIONAL		NUVASIVE, INC.
By:	/s/ GERALD J. COLE 9/25/01 President/CEO	By:	/s/ ALEX LUKIANAV

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  EXHIBIT 10.25
DEVELOPMENT, PRODUCTION AND MARKETING SERVICES AGREEMENT
FIRST AMENDMENT TO DEVELOPMENT, PRODUCTION AND MARKETING SERVICES AGREEMENT